JOINT VENTURE AGREEMENT

THIS AGREEMENT made effective July 18, 2012.

BETWEEN:

KLONDIKE

GOLD CORP., a body corporate, duly incorporated under the laws of the Province of British Columbia and having its head office at 711 - 675 West Hastings Street, Vancouver, B.C., V6B 1N2;

(“KG”)

OF THE FIRST PART

AND:

46799 YUKON INC., a body corporate, duly incorporated under the laws of the laws of the Yukon Territory, Canada and having an office for business at 93 Teslin Road, Yukon Territory, Y1A 3M7;

(“Yukon Inc.”)

OF THE SECOND PART

WHEREAS:

A.

KG holds the exclusive exploration, development and mining rights with respect to certain placer gold mining claims located on the Indian River and Montana Creek, Dawson City Mining Division, Yukon Territory, as more particularly described in Schedule "A" hereto (the "Property");

B.

Yukon Inc. has agreed to provide $1,000,000 in funds to buy certain placer mining equipment and provide working capital to commence mining operations on the Property; and

C.

KG and Yukon Inc. agree to participate in and form a joint venture for the exploration, development and mining of the Property all on the terms as set forth herein;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and mutual agreements and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, the parties hereto agree as follows:

1.

Interpretation

1.1

Definitions. In this agreement the following words, phrases and expressions shall have the following meanings:

(a)

"Assets" means all tangible and intangible goods, chattels, improvements or other items including, without limiting the generality of the foregoing, land, buildings and equipment, including the Equipment, but excluding the Property, acquired or made for operations on the Property under this Agreement in connection with the Mining Operations;

(b)

"Associated Company" means, in respect of a Participant, a corporation associated with it within the meaning of the Canada Business Corporations Act, R.S.C. 1985, c. C-44;

(c)

"Cost Share" means the respective shares of all Costs and other liabilities under this agreement to be borne by each Participant after the Participation Date and shall be equal to the respective Interests of each Participant at the time of incurring the Cost or when a payment is due with respect to a liability;

(d)

"Costs" means all items of outlay and expense whatsoever, direct or indirect, with respect to Mining Operations, including, without limiting the generality of the foregoing, a charge for administrative services of the Operator not exceeding 10% of all items of outlay and expense whatsoever incurred with respect to Mining Operations, recorded by the Operator in accordance with this Agreement and incurred after the Participation Date and after the expenditure of the Initial Funds;

(e)

"Equipment" means all the mining equipment, including parts, supplies, storage tanks and security systems, acquired by Yukon Inc. from Maisy Mae Mining Ltd. at its operations on Maisy Mae Creek, Yukon Territory, for delivery to the Property;

(f)

"Initial Funds" shall have the meaning attributed to it in section 2.2(b);

(g)

"Interest" means the undivided beneficial percentage interest of a party in the Assets and shall be equal to its interest in the Property as determined pursuant to this Agreement;

(h)

"Joint Venture" shall have the meaning attributed to it in subsection 2.1;

(i)

"Management Committee" means the committee established pursuant to section 4;

(j)

"Mine" means the workings established and Assets acquired including development headings, plant and concentrator installations, infrastructure, housing, airport and other facilities in order to bring the Property into Commercial Production;

(k)

"Mineral Products" means the end products derived from operating the Property as a Mine;

(l)

"Mining Operations" means every kind of work done on or in respect of the Property by or under the direction of the Management Committee including, without limiting the generality of the foregoing, the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, stripping, excavating, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals, surveying and bringing any mining claims to lease or patent, and all other work usually considered to be prospecting, exploration, development and mining work; in paying wages and salaries of workers engaged in the work and in supplying food, lodging, transportation and other reasonable needs of those workers; in paying assessments or premiums for workers' compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to those workers; in paying rentals, licence renewal fees, taxes and other governmental charges required to keep the Property in good standing; in purchasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies and in installing, erecting, detaching and removing them; mining, milling, concentrating rehabilitation, reclamation, and environmental protections and in the management of any work which may be done on the Property or in any other respect necessary for the due carrying out of the prospecting, exploration and development work;

(m)

"Net Income" shall have the meaning attributed to it in paragraph 10.2(c);

(n)

"Operator" means the party appointed as the Operator in accordance with section 5;

(o)

"Participant" means each of KG and Yukon Inc. so long as they have an Interest, and their successors and permitted assigns and "Participants" means collectively all parties having an Interest and their respective successors and permitted assigns;

(p)

"Participation Date" shall mean the date first appearing above;

(q)

"party" or "parties" means the parties to this Agreement and their respective successors and permitted assigns which become parties pursuant to this Agreement;

(r)

"Prime Rate" means the rate of interest quoted or published by the Bank of Montreal from time to time as being its rate of interest per annum charged from time to time at Vancouver, British Columbia for loans made in lawful money of Canada to prime commercial borrowers; provided that, if during the term of this agreement the Bank of Montreal fails to quote or publish a rate of interest as being its prime rate, or the rate is otherwise not determinable, then during that period the rate of interest last quoted or published by the Bank of Montreal shall be the Prime Rate of interest. Whenever the rate so quoted or published by the Bank of Montreal is varied by the Bank of Montreal, the Prime Rate shall also be varied effective as of the opening of business on the day that the variation comes into effect;

(s)

"Program" means any program to carry out work and incur Costs on the Property approved and adopted by the Management Committee and includes as the context requires:

(i)

a document or documents wherein there is specified in reasonable detail an outline of any and all research, prospecting and exploration and development work proposed to be carried out during the program, the estimated Costs as to be incurred in carrying out the work and the area of the Property on which the work is to be undertaken, and

(ii)

the preparation of any feasibility report,

and shall include any amendments to a Program as may be agreed on by the Management Committee;

(t)

"Property" means the certain property described in recital A above as more particularly described in Schedule "A" hereto, and all other interests in mineral properties made subject to this Agreement by the parties;

1.2

Included words. This Agreement shall be read with those changes in gender or number as the context shall require.

1.3

Headings. The headings to the sections or subsections of this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.4

References. Unless otherwise stated, a reference to a numbered or lettered section or paragraph refers to the section or paragraph bearing that number or letter in this Agreement. A reference to this Agreement or in this Agreement, means this Agreement including the schedules, together with any amendments.

1.5

Currency. All dollar amounts expressed in this Agreement refer to lawful currency of Canada.

1.6

Schedules. The following schedules are incorporated into this agreement by reference:

Schedules

Description

A

Description of the Property

1.7

Governing law. This Agreement shall be construed and governed by the laws in force in the Province of British Columbia.

2.0

Joint Venture

2.1

Formation of the Joint Venture. Effective as of the Participation Date, KG and Yukon Inc. agree to associate and participate in, and form, a Joint Venture for the purpose of carrying out all acts which are necessary or appropriate, directly or indirectly, to:

(a)

explore and, if deemed warranted, as provided in this Agreement, develop the Property and equip it for production;

(b)

operate the Property as a Mine; and

(c)

engage in such other activity as may be considered by the Participants to be necessary or desirable in connection with the foregoing.

2.2

Contributions to the Joint Venture. Effective as of the Participation Date, to earn a 50% Interest in the Joint Venture:

(a)

KG agrees to provide to the Joint Venture:

(i)

the exclusive exploration rights, development rights and all mining rights to the Property, subject only to existing royalties of 10% of gross production; and

(ii)

all existing exploration data in KG's possession, as well as all permits and licenses required to conduct placer mining on the Property; and

KG represents warrants and covenants to Yukon Inc. that the existing royalties outstanding against the Property do not exceed 10% of gross production from the Property;

(b)

Yukon Inc. agrees to provide to the Joint Venture $1,000,000 in equipment and start-up capital (the "Initial Funds") to operate a commercial mining operation on the Property.

Yukon Inc. shall be entitled to recover the $1,000,000 contribution first from 75% of Net Income from the sale of Mineral Products from the Property in accordance with subsection 10.3. Until such time as Yukon Inc. has been repaid the full amount of its contribution, title to the Equipment included as part of its contribution shall remain in Yukon Inc.

2.3

Authority. All transactions, contracts, employments, purchases, operations, negotiations with third parties and any other matter or act undertaken on behalf of the Participants in connection with the Property shall be done, transacted, undertaken or performed in the name of the Operator only, and no party shall do, transact, perform or undertake anything in the name of the other party or in the joint names of the Participants.

2.4

Relationship of parties.

(1)

After the Participation Date the rights and obligations of the Participants shall be, in each case, several, and shall not be or be construed to be either joint or joint and several. Nothing contained in this Agreement shall, except to the extent specifically authorized under this Agreement, be deemed to constitute a Participant a partner, an agent or legal representative of any other party. It is intended that this Agreement shall not create the relationship of a partnership between the Participants and that no act done by any Participant pursuant to the provisions of this Agreement shall operate to create such a relationship.

(2)

Claims by third parties arising out of the activities of the Joint Venture shall be borne by the Participants in proportion to their ownership interest in and to the Property, and the other party or parties to this Agreement shall have a right of contribution therefor against one another.

(3)

The right of each party to mine and market production from other sources in competition with the other parties and of each Participant to market its share of any Mineral Product in competition with any other Participant is confirmed. This Agreement shall not be construed so as to preclude or restrict that right.

2.5

Responsibility for expenditures. Except as otherwise provided in this Agreement, after the expenditure of the Initial Funds, the parties shall bear all Costs and all liabilities arising under this Agreement in proportion to their respective Interests.

2.6

Continuing Interests. Each Participant shall have an Interest as is determined in accordance with the provisions of this Agreement, and any legal title to any of the Assets or Property held by any Participant shall be subject to this Agreement.

2.7

Term.

The term of this Agreement shall commence on the Participation Date and, unless earlier terminated by agreement of all parties having an Interest or as a result of one party acquiring a 100% Interest and a 100% interest in the Net Profits, the joint operation and this Agreement shall remain in full force and effect for so long as any party has any right, title or interest in the Property. Termination of the Agreement shall not, however, relieve any party from any obligations accrued but unsatisfied, nor from its obligations with respect to rehabilitation of the Mine site and reclamation.

3.0

Interests of Participants

3.1

Initial Interests. On the Participation Date, KG shall have an undivided 50% Interest and Yukon Inc. shall have an undivided 50% Interest. Thereafter, each Participant shall have an Interest as is determined from time to time in accordance with the provisions of this section 3.

3.2

Deemed expenditures. On the Participation Date, KG and Yukon Inc. will each have made or be deemed to have made the following expenditures:

Party

Deemed Expenditures

KG

$1,000,000

Yukon Inc.

$1,000,000

3.3

Adjustment of Interests. Subsequent to the Participation Date , the respective Interests of the Participants shall be determined from time to time as being equal to the product obtained by multiplying 100% by a fraction of which the numerator is the amount of that party's contributions to Costs after the Participation Date, save and except the Initial Funds, plus that party's deemed expenditure, and the denominator is the amount of all contributions to Costs, save and except the Initial Funds, made subsequent to the Participation Date by all Participants plus the deemed expenditures by all parties.

4.0

Management Committee

4.1

Formation of Management Committee. A Management Committee shall be established on or immediately after the Participation Date. Except as otherwise provided herein, the Management Committee shall make all decisions in respect of the operations of the Joint Venture, including Mining Operations.

4.2

Appointment of representatives. Each party shall immediately appoint one representative and one alternate representative to the Management Committee, and give the other party notice of the appointments. The alternate representative may attend all meetings and may act for a party's representative in his absence. A Participant may from time to time revoke in writing the appointment of its representative or alternate representative, and appoint in writing a substitute.

4.3

Meetings. A Management Committee meeting shall be called at least once every twelve months and, in any event, within fourteen days of being requested to do so by any representative.

4.4

Notice of meetings. The Management Committee shall give written notice of each meeting to all Participants, representatives and alternate representatives at least seven days before the time appointed for the meeting, such notice to specify the time and place in Canada of the meeting and the agenda for the meeting.

4.5

Waiver of notice. Notice of a meeting shall not be required if one representative of each party is present at a meeting and unanimously agree on the agenda.

4.6

Quorum. A quorum for any Management Committee meeting shall be one representative of each party present in person. If a quorum is present at the meeting, the Management Committee shall be competent to exercise all of the authorities, powers and discretions bestowed on it under this Agreement. No business other than the election of a chairperson, if any, and the adjournment or termination of the meeting shall be transacted at any meeting unless a quorum is present at the commencement of the meeting but the quorum need not be present throughout the meeting. If within half an hour from the time appointed for a meeting, a quorum is not present, the meeting shall, at the election of those representatives who are present:

(a)

be dissolved; or

(b)

be adjourned to the same place but on a date and at a time, to be fixed by the chairperson of the meeting before the adjournment, which shall be not less than fourteen days following the date for which the meeting was called.

Notice of the adjourned meeting shall be given to the representatives of all parties immediately after the adjournment of the meeting. If at the adjourned meeting, a quorum is not present within half an hour from the time appointed, the representative or representatives present and entitled to attend and vote at the meeting, shall be a quorum even if only one person is present.

4.7

Votes. The Management Committee shall decide every question submitted to it by a vote with each representative being entitled to cast that number of votes which is equal to its party's Interest percentage. The Management Committee shall make decisions by a vote passed by a majority of over 50% of the votes entitled to be cast. The chairperson of the Management Committee shall not have a casting vote in the event of a tie.

4.8

Chairperson. The representatives of the Management Committee shall from time to time appoint a representative to serve as chairperson of Management Committee meetings. The chairperson shall be entitled to appoint the secretary for the meeting.

4.9

Minutes. The secretary of the Management Committee meeting shall take minutes of that meeting and circulate copies to each representative within fourteen (14) days of the date of the respective meeting.

4.10

Consent decisions. The Management Committee may make decisions by obtaining the consent to a resolution in writing of the representatives of all parties. Any decision so made shall be as valid as a decision made at a duly called and held meeting of the Management Committee.

4.11

Decisions binding. Management Committee decisions made in accordance with this Agreement shall be binding on all of the parties.

4.12

Expense. Each party shall bear the expenses incurred by its representatives and alternate representatives in attending meetings of the Management Committee.

4.13

Rules. The Management Committee may, by agreement of the representatives of all the parties, establish other rules of procedure, not inconsistent with this Agreement, as the Management Committee deems fit.

5.0

Appointment of Operator

5.1

Initial Operator. Yukon Inc. shall have the sole and exclusive right, from time to time, to appoint the Operator for the Joint Venture. Yukon Inc.'s right to appoint the Operator shall continue until it waives such right or its Interest is reduced so that it is no longer equal to or larger than the Interest of the other Participant(s). Thereafter, the party which has the single largest Interest shall have the right to appoint the Operator, or, in the event the parties have equal Interests, KG shall have the right to appoint the Operator.

5.2

Operating Agreement. The Operator shall be responsible and report to the Management Committee with respect to all ongoing operations. The Management Committee shall be responsible to negotiate the terms of the Operating Agreement with the Operator or any replacements thereof.

6.0

Deleted in its entirety.

7.0

Exploration Programs

7.1

Expenditures. After the Participation Date, Costs shall only be incurred under and pursuant to Programs prepared for and delivered to and adopted by the Management Committee.

7.2

Preparation of Programs. Immediately after the Participation Date and thereafter on or before November 15th each year or within ninety days of completion of the last Program, there shall be prepared and submitted to the Management Committee a draft Program for the next calendar year. The draft Program shall contain a statement in reasonable detail of the proposed Mining Operations and estimates of all Costs to be incurred.

7.3

Review of Program. The Management Committee shall review the Program prepared and, if it deems fit, adopt the Program with those modifications, if any, as the Management Committee deems necessary. The Operator shall be entitled to an allowance for a cost overrun of 10% in addition to any budgeted Costs and any Costs so incurred shall be deemed to be included in the Program, as adopted.

7.4

Submission of Program. Except for the initial Program following the Participation Date to the extent that it is financed from the balance of the Initial Funds contributed by Yukon Inc., the Management Committee shall immediately submit the adopted Program to the parties. Each party may, within thirty days of receipt of the Program, give written notice to the Management Committee committing to contribute its proportionate share of the Costs on that Program. A party which fails to give that notice within the thirty-day period shall be deemed to have elected not to contribute. If any party elected or is deemed to have elected not to contribute to a Program, the other Participant may give notice in writing to the Management Committee stating that it will contribute all expenditures under or pursuant to the Program and the Operator shall be instructed to proceed with that Program and thereafter the Interests of the parties shall be adjusted in accordance with subsection 3.3. The Operator shall be instructed to not proceed with any Program which is not fully subscribed.

7.5

Commencement of Program. If the Participants elect to contribute their respective Cost Share of a Program, or if a Participant gives notice that it will contribute all expenditures under a Program, the Operator shall be instructed to proceed with the Program.

7.6

Mandatory expenditures. Notwithstanding subsection 7.1, if, in any year in which there is no Program adopted pursuant to this Agreement, circumstances are such that the Management Committee must incur costs in order to maintain tenure to the Property, to satisfy contractual obligations or obligations imposed by law, to prevent waste or to protect life and property (in this subsection called "non-discretionary costs"), the Management Committee shall instruct the Operator to immediately propose a program (in this subsection called the "mandatory program") to incur those non-discretionary costs and provide each party with one copy of it. The mandatory program shall be deemed to be approved and each of the parties shall be obligated to contribute to the non-discretionary costs incurred in proportion to their respective Interest within thirty days of receipt of the Management Committee's invoice; failing which contribution subsection 7.9 shall apply.

7.7

Liability for payment. An election by a Participant to contribute to a Program shall make that Participant liable to pay its Cost Share, or all of the Costs if it has so elected, actually incurred under or pursuant to the Program including Program Overruns, as defined, of up to, but not exceeding, 10%.

7.8

Invoicing of expenditures.

(1)

The Management Committee shall be entitled to invoice, or cause to be invoiced, each Participant:

(a)

no more frequently than monthly, for its proportionate share of Costs incurred and paid by the Operator together with the any compensation or administrative services of the Operator included in such Costs; or

(b)

reasonably in advance of requirements, but in any event not to exceed the requirements for the next calendar quarter, for an advance of that Participant's proportionate share of Costs.

(2)

Each Participant shall pay to the Management Committee, or as otherwise instructed, the amount invoiced, within thirty days of receipt of the invoice. If a Participant protests the correctness of an invoice it shall nevertheless be required to make the payment.

7.9

Failure to pay. If any Participant fails to pay its proportionate share of or all of the Costs if it has so elected, within the thirty-day period referred to in subsection 7.8 the Management Committee may by notice demand payment. If no payment is made within the period of thirty days next succeeding the receipt of the demand notice the other Participant may elect to increase their contributions to satisfy the shortfall, or the Operator shall be instructed to curtail or abandon the Program, and the defaulting Participant shall be deemed to have forfeited its right to contribute to any further Costs under this Agreement and it shall not receive notice of and shall be deemed to have elected not to contribute to each Program subsequently conducted and accordingly shall have its Interest reduced in the manner contemplated in subsection 7.12.

7.10

Program Overruns. If it appears that Costs will exceed by greater than 10% those estimated under a Program, the Management Committee shall immediately give written notice to the Participants contributing to that Program outlining the nature and extent of the additional costs and expenses (the "Program Overruns"). If Program Overruns are approved by the Participants contributing to that Program, then within thirty days after the receipt of a written request from the Management Committee, the Participants contributing to that Program shall provide the

Management Committee with their respective shares of the Program Overruns. If Program Overruns are not approved by the Participants contributing to that Program, the Management Committee may instruct the Operator to curtail or abandon the Program.

7.11

Suspension of Program. If any Program is altered, suspended or terminated prematurely so that the Costs incurred on that Program as altered, suspended or terminated are less than 80% of the Costs originally proposed, any party which elected not to contribute to that Program shall be given notice of the alteration, suspension or termination by the Management Committee and shall, subject to subsection 7.9, be entitled to contribute its proportionate share of the Costs incurred on that Program by payment thereof to the Management Committee within thirty days after receipt of the notice. If payment is not made by that party within thirty days it shall forfeit its right to contribute to that Program without a demand for payment being required to be made thereafter by the Management Committee.

7.12

Adjustment of Interests. If a party elects not to contribute to the Costs of any Program, the Interest of that party shall be decreased and the Interest of each Participant contributing in excess of its proportionate share of the Costs shall be increased so that, subject to subsection 8.1, the Interest of each party will be that percentage calculated as set out in subsection 3.3. Except in the events described in subsection 7.9 or if that party's Interest is assigned or conveyed as contemplated in subsection 8.1, the party whose Interest has been reduced shall be entitled to receive details of and contribute to future Programs to the extent of its then Interest.

7.13

Funds spent ratably. The Management Committee shall all moneys advanced by a Participant ratably with the advances of the other Participants. If the Operator suspends or prematurely terminates a Program, any funds advanced by a Participant in excess of that Participant’s proportionate share of Costs incurred prior to the suspension or premature termination shall be refunded immediately.

7.14

Election not to contribute. Notwithstanding that a Participant has or is deemed to have elected not to contribute to a Program under subsection 7.4, it shall nevertheless, subject to subsections 7.9 and 8.1, be entitled to elect to participate in and contribute to future Programs under this Agreement.

8.0

Non-participation

8.1

Effect of non-participation. If a party (in this subsection called the "Assigning Party") has its Interest reduced, at any time to 0% as a result of the operation of subsection 7.12, the Assigning Party shall be deemed to have assigned and conveyed its Interest to the remaining Participants, if more than one then in proportion to their respective Interests and the Assigning Party shall cease to have any further right or Interest under this Agreement.

9.0

Financing

9.1

Responsibility of Participants. The contributions of the Participants toward the Costs shall be individually and separately provided by them.

9.2

Encumbrances. Solely in order to secure loans to meet their respective contributions toward the Costs, the Participants shall each be entitled to pledge, mortgage, charge or otherwise encumber, as security for financing their respective contributions, the Property and Assets to the extent of their respective Interests; provided, however, that that security shall not be given by any party unless the proposed pledgee, mortgagee, holder of the charge or encumbrance (the "Chargee") first undertakes in writing with all the other Participants, in form reasonably satisfactory to counsel for the Management Committee and binding on the Chargee, that:

(a)

the Chargee will not enter into possession or institute any proceedings for foreclosure or partition of an encumbering Participant's Interest or interest in the Property and that that security shall be subject to the provisions of this Agreement;

(b)

the Chargee's remedies under the encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Participant's Interest and interest in the Assets held under that security to the other Participants, if more than one then in proportion to their respective Interests at that time or, with their unanimous consent, to any one of them, or failing any sale as mentioned, by a sale at a public auction to be held after ninety days' prior notice to the other Participants; provided, however, that as a condition of the purchase, the purchaser shall agree with the parties that it:

(i)

assumes all the obligation of the encumbering Participant in connection with this Agreement, and

(ii)

will be bound by this Agreement, and,

prior to completing the purchase, delivers to the parties notice to that effect in writing, in form reasonably satisfactory to counsel for the Management Committee.

10.0

Sale of Mineral Products and Distribution of Proceeds

10.1

Sale of Mineral Products. The Management Committee shall have the conduct of the sale of any gold or other Mineral Products produced from the Property which sales shall be made to arm's length third parties at the best available market prices from time to time.

10.2

Allocation of Proceeds of Sale of Mineral Products. On receipt of proceeds from the sale of Mineral Products, the Management Committee shall apply them as follows:

(a)

to pay all selling and marketing costs not already deducted from the proceeds, including:

(i)

all costs of transporting Mineral Products, including insurance, from the Property to the place of delivery designated by the purchaser of the Mineral Products;

(ii)

a reasonable charge for marketing Mineral Products as is consistent with generally accepted industry marketing practices; and

(iii)

all taxes (other than income taxes), royalties (other than the underlying gross production royalties) or other charges or imposts provided for pursuant to any law or legal obligation imposed by any government if paid in connection with the disposition of Mineral Product;

(b)

to pay outstanding royalty obligations against the Property of six percent (6%) of gross production to the holders of such royalties monthly within 30 days following receipt of the proceeds from the sale of the Mineral Products; and

(c)

to pay any remaining proceeds (the "Net Income") to the Participants pro rata in accordance with their respective Interests and the provisions of subsections 10.3 and 10.4.

10.3

Distribution of Net Income. Any Net Income resulting from the sale of Mineral Products for distribution to the Participants shall be calculated by the Operator separately for each Participant at the end of each calendar month and shall be paid monthly within fifteen (15) days after the end of each calendar month following payment to the Management Committee by each Participant of its respective Cost Share outstanding as at the end of that calendar month. Until such time as Yukon Inc. has recovered its $1,000,000 contribution, the Management Committee shall allocate and pay the first 75% of any Net Income from the sale of Mineral Products to Yukon Inc. The remaining 25% of such Net Income shall be distributed to the Participants in accordance with their respective Interests. After Yukon Inc. has been repaid its $1,000,000 contribution, all Net Income shall be distributed to the Participants in accordance with their respective Interests.

10.4

Additional royalties. Any royalties in excess of 6% of gross production due and payable with respect to the Property shall be deducted by the Management Committee from KG's share of the Net Income in determining the amount to be distributed to KG. The Management Committee shall pay these additional royalties to the respective holders of these royalty interests monthly within 30 days following receipt of the proceeds from the sale of the Mineral Products.

10.5

Non-arm's length transaction. If any Participant, any Associated Company of a Participant, or any person with whom a Participant is not dealing at arm's length is a purchaser of Mineral Products from the Management Committee, and if the value of the Mineral Products is used to determine any matter arising under this subsection, the Management Committee shall be required to receive competitive prices for all Mineral Products so sold.

10.6

Records. The records relating to Mineral Products taken in kind or to the calculation of proceeds from the sale thereof shall be audited annually at the end of each fiscal year of the Management Committee and:

(a)

any adjustments required by the audit shall be made immediately; and

(b)

a copy of the audited statements shall be delivered to the Participants.

Any of the Participants shall, at reasonable times and on notice in writing to the Management Committee, have the right to inspect, audit and copy the Management Committee's accounts and records relating to the determination of proceeds from the sale Mineral Products for any calendar year within twelve months following the end of the calendar year. All accounts and records shall be deemed to be correct and accurate unless questioned by a Participant within twelve months following the end of the calendar year to which the accounts relate. The Participants shall make all reasonable efforts to conduct audits in a manner which will result in a minimum of inconvenience to the Management Committee.

11.0

Surrender of Interest

11.1

Surrender of Interest. Any party may, at any time on notice, surrender its entire Interest to the other parties by giving those parties notice of surrender, which notice shall:

(a)

indicate a date for surrender not less than three months after the date on which the notice is given; and

(b)

contain an undertaking that the surrendering party will:

(i)

satisfy its proportionate share, based on its then Interest, of all obligations and liabilities which arose at any time prior to the date of surrender;

(ii)

pay its proportionate share, based on its then Interest, of the Costs of rehabilitating the Mine site and of reclamation as at the date of surrender; and

(iii)

hold in confidence, for a period of two years from the date of surrender, all information and data which it acquired pursuant to this agreement.

11.2

Relief from liabilities. On the surrender of its entire Interest as contemplated in subsection 11.1 and on delivery of a release in writing, in form acceptable to counsel for the Management Committee, releasing the other parties from all claims and demands under this Agreement, the surrendering party shall be relieved of all obligations or liabilities except for those which arose or accrued or were accruing due on or before the date of the surrender.

11.3

Acceptance of surrender. A party to whom a notice of surrender has been given as contemplated in subsection 11.1 may elect, by notice within ninety days to the party which first gave the notice, to accept the surrender, in which case subsections 11.1 and 11.2 shall apply, or to join in the surrender. If all of the parties join in the surrender the Joint Operation shall be terminated in accordance with section 13.

11.4

Execution of instruments. The withdrawing party shall remain obligated to execute and deliver those instruments as may be necessary to formally effect the transfer of its Interest to the other Participants.

12.0

Suspension and termination of Mining Operations

12.1

Suspension of operations. The Management Committee may, at any time subsequent to the Participation Date, on at least thirty days' notice to all Participants, recommend that the Mining Operations be suspended. The Management Committee's recommendation shall include a plan and budget (in this subsection called the "Mine Maintenance Plan"), in reasonable detail, of the activities to be performed to maintain the Assets and Property during the period of suspension and the Costs to be incurred. The Management Committee may, at any time subsequent to the completion date, cause the Operator to suspend Mining Operations in accordance with the Management Committee's recommendation with such changes to the Mine Maintenance Plan as the Management Committee deems necessary. The Participants shall be committed to contribute their proportionate share of the Costs incurred in connection with the Mine Maintenance Plan. The Management Committee may cause Mining Operations to be resumed at any time.

12.2

Termination of operations. The Management Committee may, at any time following a period of at least ninety days during which Mining Operations have been suspended, on at least thirty days' notice to all Participants, or in the events described in subsection 12.1, recommend the permanent termination of Mining Operations. The Management Committee's recommendation shall include a plan and budget (in this subsection called the "Mine Closure Plan"), in reasonable detail, of the activities to be performed to close the Mine and reclaim the Property.

12.3

Disposal of Assets. If the Management Committee recommends the termination of operations as mentioned, it shall cause the Operator to:

(a)

implement the Mine Closure Plan, whereupon the Participants shall be committed to pay, in proportion to their respective Interests, those Costs as may be required to implement that Mine Closure Plan;

(b)

remove, sell and dispose of the Assets as may reasonably be removed and disposed of profitably and any other Assets as the Operator may be required to remove pursuant to applicable environmental and mining laws; and

(c)

sell, abandon or otherwise dispose of the Property.

The disposal price for the Assets and the Property shall be the best price obtainable and the net revenues, if any, from the removal and sale shall be credited to the Participants in proportion to their respective Interests in accordance with the provisions of subsection 10.3.

13.0

Area of interest

13.1

Area of interest. The area of interest shall be deemed to comprise that area which is included within five (5) kilometres of the outermost boundary of the mineral properties which constitute the Property as at the Participation Date.

13.2

Additional acquisition. If at any time during the subsistence of this Agreement any party (in this subsection only called the "Acquiring Party") stakes directly or indirectly, any placer mining claim, licence, lease, grant, concession, permit, patent or other placer mineral property (in this subsection called a "Mineral Property") located wholly or partly within the area of interest referred to in subsection 13.1 the Acquiring Party shall immediately give notice to the other parties of that staking, the cost of it and all details in possession of that party with respect to the nature of the Property and the known mineralization. This subsection shall not apply to a Mineral Property which a party may acquire under an Agreement with a third party with whom it is dealing at arm's length.

13.3

Election to acquire. Each other party may, within thirty days of receipt of the Acquiring Party's notice, elect, by notice to the Acquiring Party, to require that the Mineral Property which was staked be included in and thereafter form part of the Property for all purposes of this agreement. If the election is made, all the other parties shall reimburse the Acquiring Party for that portion of the cost of staking which is equivalent to their respective Interests. If no other party makes the election within that period of thirty days, the Mineral Property which was staked shall not form part of the Property and the Acquiring Party shall be solely entitled to it.

13.4

Abandonment of Property. The Management Committee shall be entitled, at any time, to surrender all or any part of the Property or to permit it to lapse, but only on first giving sixty days' prior notice of its intention to do so to the Participants. In this latter event, the parties, shall be entitled to receive from the Management Committee, on request prior to the date of the surrender or lapse, a conveyance of that portion of the Property intended for surrender or lapse, together with copies of any plan, assay maps, drill records and factual engineering data in the Management Committee's or Operator's possession and relevant thereto. Any part of the Property so acquired shall cease to be subject to this Agreement and shall not be subject to subsection 13.2. Any part of the Property which has not been so acquired by any of the parties shall remain subject to subsection 13.2

14.0

Information and data

14.1

Access. At all times during the subsistence of this Agreement the duly authorized representatives of each Participant shall, at their sole risk and expense and at reasonable intervals and times, have access to the Property and to all technical records and other factual engineering data and information relating to the Property which is in the possession of the Management Committee or Operator.

14.2

Progress reports. During the exploration period while Programs are being carried out the Management Committee shall cause the Operator to furnish the Participants with semi-annual progress reports and with a final report on conclusion of each Program. The final report shall show the Mining Operations performed and the results obtained and shall be accompanied by a statement of Costs and copies of pertinent plans, assay maps, drill records and other factual engineering data. During the construction period, the Management Committee shall cause the Operator to provide monthly progress reports to the Participants, which reports shall include information on any changes or developments affecting the Mine that the Operator considers are material.

14.3

Confidentiality. All information and data concerning or derived from the Mining Operations shall be kept confidential and, except to the extent required by law, regulation or policy of any Securities Commission or Stock Exchange, or in connection with the filing of an annual information form or a prospectus by any party or any of its affiliates, shall not be disclosed to any person other than an affiliate without the prior consent of all the Participants, which consent shall not unreasonably be withheld.

14.4

Amendments. The text of any news releases or other public statements which a party desires to make with respect to the Property shall be made available to the other parties at least 24 hours prior to publication and the other parties shall have the right to make suggestions for changes therein.

15.0

Liability of the Operator

15.1

Indemnity. Subject to subsection 15.2, each party shall indemnify and save the Operator harmless from and against any loss, liability, claim, demand, damage, expense, injury and death (including legal fees) resulting from any acts or omissions of the Operator or its officers, employees or agents.

15.2

Negligence and wilful misconduct. Notwithstanding subsection 15.1, the Operator shall not be indemnified nor held harmless by any of the parties for any loss, liability, claim, demand, damage, expense, injury or death (including legal fees) resulting from the negligence or wilful misconduct of the Operator or its officers, employees or agents.

15.3

Good faith acts. An act or omission of the Operator or its officers, employees or agents done or omitted to be done:

(a)

at the direction, or within the scope of the direction, of the Management Committee;

(b)

with the concurrence of the Management Committee; or

(c)

unilaterally and in good faith by the Operator to protect life or property;

shall be deemed not to be negligence or wilful misconduct.

15.4

Proportion of responsibilities. The obligation of a party to indemnify and save the Operator harmless pursuant to subsection 15.1shall be in proportion to that party’s Interest as at the date that the loss, liability, claim, demand, damage, expense, injury or death occurred or arose.

15.5

Limitation of liability. The Operator shall not be liable to any other party nor shall any party be liable to the Operator in contract, tort or otherwise for special or consequential damages including loss of profits or revenues.

16.0

Insurance

16.1

Insurance. Commencing on the Participation Date, the Management Committee shall cause the Operator to place and maintain with a reputable insurer or insurers such insurance, if any, as the Management Committee in its discretion deems advisable in order to protect the parties together with any other insurance as any Participant may by notice reasonably request. The Management Committee shall cause the Operator, on the written request of any Participant, to provide it with evidence of that insurance. This subsection shall not preclude any party from placing, for its own account, insurance for greater or other coverage than that placed by the Operator.

17.0

Relationship of parties

17.1

Liability several. The rights, duties, obligations and liabilities of the parties shall be several and not joint nor joint and several, it being the express purpose and intention of the parties that their respective Interests shall be held as tenants in common.

17.2

No partnership. Nothing contained in this Agreement shall be construed as creating a partnership of any kind or as imposing on any party any partnership duty, obligation or liability to any other party.

17.3

Use of names. No party shall, except when required by this Agreement or by any law, by-law, ordinance, rule, order or regulation, use, suffer or permit to be used, directly or indirectly, the name of any other party for any purpose related to the Property.

18.0

Partition

18.1

Partition. Each of the parties waives, during the term of this Agreement, any right to partition of the Property or the Assets or any part of it and no party shall seek or be entitled to partition of the Property or the Assets whether by way of physical partition, judicial sale or otherwise during the term of this Agreement.

19.0

Taxation

19.1

Allocation of Costs. All Costs incurred under this Agreement shall be for the account of the party or parties making or incurring them, if more than one then in proportion to their respective Interests, and each party on whose behalf any Costs have been incurred shall be entitled to claim all tax benefits, write-offs and deductions with respect to them.

20.0

Force majeure

20.1

Force majeure. Notwithstanding anything contained in this Agreement to the contrary, if any Participant is prevented from or delayed in performing any obligation under this Agreement and failure is occasioned by any cause beyond its reasonable control, excluding only lack of finances then, subject to subsection 20.2, the time for the observance of the condition or performance of the obligation in question shall be extended for a period equivalent to the total period the cause of the prevention or delay persists or remains in effect regardless of the length of the total period.

20.2

Notice. Any party claiming suspension of its obligations shall promptly notify the other parties to that effect and shall take all reasonable steps to remove or remedy the cause and effect of the force majeure described in the notice in so far as it is reasonably able so to do and as soon as possible; provided, that the terms of settlement of any labour disturbance or dispute, strike or lock-out shall be wholly in the discretion of the party claiming suspension of its obligations by reason thereof; and that party shall not be required to accede to the demands of its opponents in any labour disturbance or dispute, strike or lock-out solely to remedy or remove the force majeure thereby constituted.

20.3

Extension. The extension of time for the observance of conditions or performance of obligations as a result of force majeure shall not relieve the Management Committee from its obligations to keep the Property in good standing.

21.0

Restrictions on alienation

21.1

Restriction. During the subsistence of this Agreement, none of the parties shall pledge, sell, assign, or in any other manner dispose or attempt to dispose of all or any portion of its Interest except as provided in sections 9 or 11 and as provided in this subsection. A party wishing to sell or dispose of all or a portion of its Interest (in this subsection called the "Disposing Party") may:

(a)

sell that Interest in the manner set out in subsection 21.2 to the Participants who elect to purchase it if more than one then in proportion to their respective Interests; or

(b)

sell that Interest to an affiliate of the Disposing Party; provided, however, that the Disposing Party shall provide a guarantee to the other parties, in form reasonably satisfactory to counsel for the Operator, guaranteeing the obligations of the affiliate under this Agreement and provided, further, that the sale to the affiliate shall be subject to the affiliate entering into an agreement with the remaining Participants whereby it agrees to be bound by the provisions of this Agreement.

21.2

Offer to sell. A Disposing Party will, prior to disposing of the Interest other than to an affiliate, first offer to sell the Interest to the Participants for a cash consideration and on other terms and conditions as the Disposing Party deems fit. If, within thirty days of the Disposing Party's offer to sell, the Participants elect not to purchase the Interest on those terms and conditions the Disposing Party will be free to dispose of that Interest to a third party at any time within six months of the Participants' election but only for a cash consideration, or for some consideration other than cash, provided that the fair cash equivalent of any non-cash consideration be equal to or greater than the cash consideration stated in the Disposing Party's offer to sell to the Participants, and on no more favourable terms and conditions as the offer to sell to the Participants; provided, however, that the sale of the Interest to the third party shall be subject to the third party entering into an agreement with the Participants whereby it agrees to be bound by the provisions of this Agreement. Any Interest not disposed of by the Disposing Party as mentioned will remain subject to the provisions of this subsection.

21.3

Acquisition of Interest. On the Participants or a third party acquiring all or a portion of the Disposing Party's Interest, the Participants or the third party will be deemed to have acquired a corresponding portion of the Disposing Party's Costs. The third party will be entitled to all the rights and benefits accruing, and will be subject to the same duties and obligations attributable to them, to the Interest which it has purchased from the Disposing Party including the right to participate in any further Programs and Costs and the right to having its Interest increased or reduced in the same manner as the Disposing Party in the event the third party does not participate in the Programs and Costs.

22.0

General

22.1

Notice. All payments and communications which may be or are required to be given by either party to the other shall (in the absence of any specific provision to the contrary) be in writing and delivered or sent by prepaid registered mail to the parties, at their following respective addresses:

KG:

Klondike Gold Corp.

711 - 675 West Hastings Street

Vancouver, BC

V6B 1N2

Yukon Inc.:

46799 Yukon Inc.

93 Teslin Road

Whitehorse, Yukon Territory

Y1A 3M7

with a copy to:

Gordon Keep

595 Burrard Street

Suite 3123

PO Box 49139

Vancouver, BC

V7X 1J1

and if any payment or communication is sent by prepaid registered mail, it shall, subject to the following sentence, be conclusively deemed to have been received on the third business day following the mailing of it and, if delivered, it shall be conclusively deemed to have been received at the time of delivery. Notwithstanding the foregoing provisions with respect to mailing, in the event that it may be reasonably anticipated that, due to any strike, lock-out or similar event involving an interruption in postal service, any payment or communication will not be received by the addressee by no later than the third business day following the mailing of it, then the mailing of any payment or communication as mentioned shall not be an effective means of sending it but rather any payment or communication must then be sent by an alternative means of transportation which it may reasonably be anticipated will cause the payment or communication to be received reasonably expeditiously by the addressee. Either party may from time to time change its address by notice to the other in accordance with this subsection.

22.2

Waiver. No waiver of any breach of this Agreement shall be binding unless evidenced in writing executed by the party against whom charged. Any waiver shall extend only to the particular breach so waived and shall not limit any rights with respect to any future breach.

22.3

Entire agreement. With respect to the subject-matter of this Agreement, this Agreement:

(a)

sets forth the entire agreement between the parties and any persons who have in the past or who are now representing either of the parties;

(b)

supersedes all prior understandings and communications between the parties or any of them, oral or written; and

(c)

constitutes the entire agreement between the parties.

Each party acknowledges that this Agreement is entered into after full investigation and that no party is relying on any statement or representation made by any other which is not embodied in this Agreement. Each party acknowledges that it shall have no right to rely on any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless it is in writing and executed by each of the parties.

22.4

Time. Time is of the essence of this Agreement and of every party and no extension or variation of this Agreement shall operate as a waiver of this provision.

22.5

Successors and assigns. This Agreement shall enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and permitted assigns.

22.6

Governing law. This agreement and the rights and obligations and relations of the parties shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein (but without giving effect to any conflict of law rules). The parties agree that the courts of the Province of British Columbia shall have the jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement. Each party attorns to the jurisdiction of the courts of the Province of British Columbia.

IN WITNESS WHEREOF the parties have signed and sealed this Agreement as of the day and year first above written.

KLONDIKE GOLD CORP.

By its Authorized Signatory: /s/Erich Rauguth	46799 YUKON INC. /s/Gordon Keep
Erich Rauguth, President	Gordon Keep, President

Schedule "A"

DESCRIPTION OF THE PROPERTY

The following list of claims is Schedule "A" to that Joint Venture Agreement between Klondike Gold Corp. and 46799 Yukon Inc. dated July 5, 2012: